Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the following Registration Statements:
1.	Registration Statement (Form S-3 No. 333-172168) of OPKO Health, Inc. and subsidiaries, and

2.	Registration Statement (Form S-8 No. 333-144040) pertaining to the 2007 Equity Incentive Plan of OPKO Health, Inc. and subsidiaries;
of our reports dated March 16, 2011, with respect to the consolidated financial statements of OPKO Health, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of OPKO Health, Inc. and subsidiaries included in this Annual Report (Form 10-K) of OPKO Health, Inc. and subsidiaries for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Certified Public Accountants
Miami, Florida
March 16, 2011

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